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                                                        Rule 424(b)(3)
                                                        File No. 333-38545

Pricing Supplement No. 3                                Dated: December 11, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series H

(Registered Notes -Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $300,000,000                          Issue Price: 99.94%

Original Issue Date: December 16, 1997                  Stated Maturity Date: January 15, 1999
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Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate
             [ ] Federal Funds Rate    [ ] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
July 15, 1998 and maturity, beginning July 15, 1998, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement):, July 15, 1998 and maturity, beginning July 15, 1998, up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A
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
                                                        Rule 424(b)(3)
                                                        File No. 333-38545

Pricing Supplement No. 3                                Dated: December 11, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 6.25%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                              Minimum Interest Rate: N/A
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Spread (+/-): N/A                                       Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .072%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 3
                       UNDER MTN-SERIES H PROGRAM: $320,000,000
                   b)  CUSIP #42333HJK9

Agent:  Lehman Brothers, Inc.
        Three World Financial Center
        12th Floor
        New York, New York 10285